Exhibit 10.1
FOURTH AMENDMENT
TO THE
DELEK US HOLDINGS, INC.
2016 LONG-TERM INCENTIVE PLAN

THIS FOURTH AMENDMENT TO THE DELEK US HOLDINGS, INC. 2016 LONG-TERM INCENTIVE PLAN (this “Fourth Amendment”) is effective as of May 3, 2022. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan (as defined below), and all section references shall refer to the Plan.

RECITALS

WHEREAS, Delek US Holdings, Inc. (the “Company”) currently awards long-term compensation to certain non-employee directors, employees and consultants under its 2016 Long-Term Incentive Plan, as amended by that certain First Amendment dated as of May 8, 2018, that certain Second Amendment dated as of May 5, 2020, and that certain Third Amendment dated as of June 9, 2021 (as amended, the “Plan”);

WHEREAS, the Plan reserves 14,235,000 shares of Common Stock for issuance in connection with awards granted thereunder;

WHEREAS, the Company desires to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by 760,000 shares;

WHEREAS, this Fourth Amendment requires the approval of the Company’s stockholders; and

WHEREAS, the Board, based upon the recommendation of the Compensation Committee of the Board, which committee has previously been appointed by the Board pursuant to Section 5 to administer the Plan (the “Committee”), has determined that it is in the best interests of the Company, subject to the approval of the Company’s stockholders at the Company’s 2022 Annual Meeting of Stockholders, to amend the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 760,000 shares, from 14,235,000 shares to 14,995,000 shares, and to amend the Plan as set forth in this Fourth Amendment.

NOW, THEREFORE, the Plan shall be amended effective as of the date hereof as follows:

1.Paragraph 4 of the Plan is deleted in its entirety and replaced with the following:

4. Common Stock Available for Awards. Subject to the provisions of Paragraph 16 hereof, there shall be available for Awards granted wholly or partly in Common Stock (including rights or options which may be exercised for or settled in Common Stock) during the term of this Plan an aggregate of 14,995,000 shares of Common Stock (the “Maximum Share Limit”), all of which may be used for the granting of ISOs. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file required documents with governmental authorities and stock exchanges and transaction reporting systems, to make shares of Common Stock available for issuance pursuant to Awards. Each Award settled in shares of Common Stock other than a Stock Option or SAR shall be counted against the Maximum Share Limit as 2.28 shares and each Stock Option or SAR shall be counted against the Maximum Share Limit as one share. Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock related to such Award shall not count against the Maximum Share Limit and will again be available for issuance under the Plan. Any shares of Common Stock that again become available for future grants pursuant to this Paragraph 4 shall be added back as one share if such shares were subject to Stock Options or Stock Appreciation Rights and as 2.28 shares if such shares were subject to other Awards. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of a Stock Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation with respect to any Stock Option or SAR, (c) shares covered by a stock-settled SAR or other Awards that were not issued upon the settlement of the Award, or (d) shares repurchased by the Company on the open market with proceeds from the exercise of Stock Options or SARs. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the New York Stock Exchange for equity compensation plans applies. The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Maximum Share Limit or any sub limit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement.

2.Except as modified herein, all other terms and conditions of the Plan shall remain in full force and effect. In the event of a conflict between this Fourth Amendment and the Plan, this Fourth Amendment shall control.

IN WITNESS WHEREOF, the undersigned has executed this Fourth Amendment to the Plan, to be effective as of the date first written above.
DELEK US HOLDINGS, INC.
By: /s/ Denise McWatters
Name: Denise McWatters
Title: Executive Vice President, General Counsel and Secretary